Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form N-2 of PennantPark Investment Corporation and Subsidiaries (the Company) of our reports dated November 17, 2021, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of the Company, appearing in the Annual Report on Form 10-K of the Company for the year ended September 30, 2021. We also consent to the incorporation by reference in such Registration Statement of our report dated November 17, 2021, relating to the senior securities table appearing elsewhere in this Registration Statement.

We also consent to the reference to our firm under the headings “Senior Securities” and “Independent Registered Public Accounting Firm” in this Registration Statement on Form N-2.

/s/ RSM US LLP

New York, New York

March 15, 2022